                                                                   EXHIBIT 10.2

                        DEVELOPMENT AND LICENSE AGREEMENT

                                     BETWEEN

                                 CIMA LABS INC.

                                       AND

                                      WYETH

                               ACTING THROUGH ITS

                       WYETH CONSUMER HEALTHCARE DIVISION

                                       FOR

              NON-PRESCRIPTION RAPID DISSOLVING LORATADINE TABLETS

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS........................................................   1

ARTICLE II  GRANT OF RIGHTS; EXCLUSIVITY......................................   5

ARTICLE III  DEVELOPMENT ACTIVITIES...........................................   6

ARTICLE IV  DILIGENCE OBLIGATIONS.............................................   7

ARTICLE V  ROYALTY PAYMENTS TO CIMA...........................................   8

ARTICLE VI  REPRESENTATIONS AND WARRANTIES....................................   9

ARTICLE VII  INDEMNIFICATION..................................................  11

ARTICLE VIII  CONFIDENTIALITY.................................................  12

ARTICLE IX  TECHNOLOGY AND DATA OWNERSHIP RIGHTS; INFRINGEMENT................  14

ARTICLE X  TERM AND TERMINATION...............................................  17

ARTICLE XI  EFFECT OF EXPIRATION AND TERMINATION..............................  18

ARTICLE XII  TRADEMARKS.......................................................  19

ARTICLE XIII  PRESS RELEASES AND PUBLICATIONS.................................  20

ARTICLE XIV  MISCELLANEOUS....................................................  21

EXHIBIT A - CIMA PATENTS

EXHIBIT B - ADVERSE EXPERIENCE REPORTING PROCEDURES

                        DEVELOPMENT AND LICENSE AGREEMENT

         THIS AGREEMENT dated the 18th day of June 2002 between CIMA LABS INC., a corporation organized and existing under the laws of the State of Delaware with offices located at 10000 Valley View Road, Eden Prairie, Minnesota 55344 (hereafter, together with its Affiliates, referred to as "CIMA"), and WYETH (formerly known as American Home Products Corporation), acting through its Wyeth Consumer Healthcare Division, a corporation organized and existing under the laws of the State of Delaware with offices located at Five Giralda Farms, Madison, New Jersey 07940 ("WCH").

                               W I T N E S S E T H

         WHEREAS, CIMA and Wyeth, acting through its ESI Lederle Division ("ESI"), entered into a Development and License Agreement, dated January 14, 2000 (the "Original Development and License Agreement"); and

         WHEREAS, CIMA and WCH wish to amend the Original Development and License Agreement to remove the OTC Field (as defined herein) and to enter into this Development and License Agreement which relates only to the OTC Field, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1      "ACTIVE INGREDIENT" means ethyl 4-(8-chloro-5,
6-dihydro-11H-benzo [5,6] cyclohepta [1,2-b] pyridin-11-ylid-ene)-1 piperidinecarboxylate, known as loratadine.

         1.2 "ADVERSE EXPERIENCE" means the definition in the current 21 CFR Sections 312.32 and 314.80, as in effect from time to time.

         1.3 "AFFILIATE" means (i) any Person which at the time of determination is directly or indirectly controlled by any party hereto; (ii) any Person which at the time of determination directly or indirectly controls any party hereto; or (iii) any Person which is under the direct or indirect control of any such Person as described in subparagraphs (i) or (ii). "Control" in this Section means ownership of greater than fifty percent (50%) of the voting stock or other voting interests in the Person in question.

         1.4 "AGENCY" means any governmental regulatory authority responsible for granting approvals, including Regulatory Approvals and/or Pricing Approvals, for the sale of the Product in the OTC Field in a country in the Territory.

         1.5 "ANDA" means an Abbreviated New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and applicable FDA rules and regulations.

         1.6 "CIMA PATENTS" shall mean those Patents and Patent applications owned or Controlled by CIMA during the Term of this Agreement that claim the Product, its manufacture or method of use, the DuraSolv(TM) technology or the OraSolv(R) technology, including the Patents and Patent applications which are set forth on Exhibit A hereto.

         1.7 "COMMERCIALLY REASONABLE EFFORTS" means efforts and resources normally used by a party for a compound or product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. It is anticipated that the level of effort and resources may change at different times during the product life cycle of a compound or product.

         1.8 "COMPETING PRODUCT" means a rapid dissolving solid dosage form product containing 10 mg of Active Ingredient as the only active ingredient (other than the Product) that competes with the Product in the OTC Field in the Territory.

         1.9 "CONTROL" or "CONTROLLED" in the context of intellectual property rights means rights to intellectual property sufficient to allow a grant of rights to a party.

         1.10     "EFFECTIVE DATE" means January 14, 2000.

         1.11 "FDA" means the United States Food and Drug Administration, or any successor thereto.

         1.12 "FTO STATUS" means that (i) final Regulatory Approval (which includes without limitation WCH's consumer labeling and packaging) and, if applicable, Pricing Approval to market the Product have been obtained, (ii) all legal claims, actions, proceedings and appeals with respect to the Product have been finally resolved in WCH's and in CIMA'S favor, and (iii) all relevant patents have expired, been declared invalid or determined by WCH not to be infringed by the Product.

         1.13 "GOOD CLINICAL PRACTICE" or "GCP" means the then current standards for clinical trials for pharmaceuticals, as set forth in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which Product is intended to be sold, to the extent such standards are not inconsistent with United States GCP.

         1.14 "GOOD LABORATORY PRACTICE" or "GLP" means the then current standards for laboratory activities for pharmaceuticals, as set forth in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which Product is intended to be sold, to the extent such standards are not inconsistent with United States GLP.

         1.15 "GOOD MANUFACTURING PRACTICE" or "GMP" means the then current standards for the manufacture of pharmaceuticals, as set forth in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by the European Union and other organizations and governmental agencies in countries in which Product is intended to be sold, to the extent such standards are not inconsistent with United States GMP.

         1.16     "JOINT PATENT RIGHTS" has the meaning set forth in Section
9.1(b).

         1.17 "LAUNCH DATE" means the date of first commercial shipment of the Product in the OTC Field by WCH or its Affiliates or their respective subdistributors to Third Parties in a country in the Territory.

         1.18 "MARKET" means each country (i.e., United States, United Kingdom, France, etc.) within the Territory that requires Regulatory Approval for the sale of Product within that country.

         1.19 "NDA" means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and applicable FDA rules and regulations.

         1.20 "NET SALES" means the gross invoice price for Product sold by WCH or its Affiliates or sublicensees or subcontractors to a Third Party customer less the reasonable and customary accrual-basis deductions from such gross amounts for: (i) normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Product; (ii) credits or allowances actually granted for damaged goods, returns or rejections of Product; (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed directly on the sales of Product, including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount) which are included in billing amount, and excluding any taxes imposed on or measured by the net income or profits of the selling party; (iv) uncollectable accounts; (v) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (vi) rebates (or equivalents thereof) that are granted to or charged by national, state, provincial or local governmental authorities in countries other than the United States. Such amounts shall be determined from the books and records of WCH, its Affiliates and their respective sublicensees and subdistributors maintained in accordance with U.S. generally accepted accounting principles consistently applied, and such amounts shall be calculated using the same accounting principles used for other WCH products. Sales between or among WCH, its Affiliates and its sublicensees and subdistributors shall be excluded from the computation of Net Sales if such Affiliates or sublicensees and subdistributors are not end-users, but Net Sales shall include the subsequent final sales to Third Parties by any such Affiliates or sublicensees or subdistributors. Where (i)

Product is sold by WCH, its Affiliates or its sublicensees and subdistributors other than in an arms-length sale or as one of a number of items without a separate invoiced price; or (ii) consideration for Product shall include any non-cash element, the Net Sales applicable to any such transaction shall be deemed to be WCH's average Net Sales for the applicable quantity of the Product at that time.

         1.21 "OTC FIELD" means the area of non-prescription (i.e., not requiring, by law or regulation, a prescription from a medical doctor) and/or over-the-counter sales for all human pharmaceutical uses.

         1.22 "PATENTS" means all patents and patent applications, and all additions, divisions, continuations, continuations in-part, pipeline protection, substitutions, reissues, reexamination certificates, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

         1.23 "PERSON" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.

         1.24 "PRICING APPROVAL" means any approval for price or reimbursement as may be necessary or appropriate as a prerequisite for marketing the Product in the OTC Field in a particular country of the Territory.

         1.25 "PRODUCT" means rapid dissolving tablets containing 10 milligrams Active Ingredient meeting the Specifications. The Product shall be pharmaceutically equivalent and bioequivalent to CLARITIN(R) REDITABS containing 10 milligrams Active Ingredient.

         1.26 "REGULATORY APPROVAL" means the product license or marketing approval necessary as a prerequisite for marketing the Product in the OTC Field in a particular country in the Territory.

         1.27 "REGULATORY DOCUMENTS" means all regulatory submissions, Regulatory Approvals and Pricing Approvals.

         1.28 "SPECIFICATIONS" means the specifications for the Product as set forth in ANDA 75-822 and NDA 21-375, as may be amended from time to time by the parties in the course of Product development and in accordance with the regulatory submissions and/or Regulatory Approvals, or as otherwise required by any Agency.

         1.29 "SUPPLY AGREEMENT" means the Supply Agreement for the exclusive supply of Product by CIMA to WCH for the OTC Field between the parties signed contemporaneously with this Agreement.

         1.30 "TECHNICAL INFORMATION" means (a) techniques and data, including ideas, inventions (including patentable inventions), practices, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing, patent data or descriptions relating to Product, and (b) chemical formulations, compositions of matter, product samples and assays relating to Product.

         1.31     "TERM" has the meaning set forth in Section 10.1.

         1.32     "TERRITORY" means the world.

         1.33 "THIRD PARTY" means any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

         1.34     "$" means United States dollars.

                                   ARTICLE II
                          GRANT OF RIGHTS; EXCLUSIVITY

         2.1 GRANT OF RIGHTS. During the Term of this Agreement and thereafter as provided in Section 11.3(b), CIMA hereby grants to WCH, an exclusive license under the CIMA Patents and Technical Information, and CIMA's interest in Joint Patent Rights, to market, promote, use, distribute, sell, have sold and to import and export Product for the OTC Field within the Territory, provided that CIMA grants only a non-exclusive license under U.S. Patent No. 5,225,197 and corresponding patents throughout the world. In addition to the foregoing, WCH shall have an exclusive license under the CIMA Patents and Technical Information, and CIMA's interest in the Joint Patent Rights, to make (and to have made) Product for the OTC Field in the Territory subject to, and in accordance with, the provisions of Section 11.3(b) and the applicable provisions of the Supply Agreement.

         2.2 SUBLICENSE RIGHTS. The rights granted to WCH hereunder include the right to sublicense all or part of such rights to WCH Affiliates and/or Third Parties in all or part of the Territory; provided that (a) the terms and conditions of such grant of sublicense rights (i) are consistent with and do not violate the terms and conditions of this Agreement, and (ii) provide WCH with the right and obligation to enforce such terms and conditions; (b) WCH remains primarily liable and responsible for the performance of any such Affiliates and Third Parties according to the terms of this Agreement; and (c) if WCH grants a sublicense to a Third Party, then WCH shall promptly notify CIMA of the identity of the Third Party; provided, however, that any sublicense of the rights contained in Section 2.9 of the Supply Agreement shall be subject to the prior written consent of CIMA, such consent not to be unreasonably withheld or delayed.

         2.3 EXCLUSIVITY. During the Term of this Agreement, with respect to countries not subject to European Union ("EU") competition law, neither party shall manufacture, license, distribute or sell any Competing Product for the OTC Field in the Territory. With respect to countries of the Territory subject to EU competition law, during the Term of this Agreement, neither party shall manufacture or distribute any Competing Product for the OTC Field in the Territory. Notwithstanding anything contained in this Section 2.3, nothing contained herein shall prevent WCH or any Affiliate of WCH from acquiring an interest in a business (the "Acquired Business") which is developing, has developed or is selling any Competing Product for the OTC

Field in the Territory (the "Competing Operations") where the annual revenues of the Competing Operations do not exceed twenty percent (20%) of the aggregate annual revenues of the Acquired Business.

         2.4 RIGHT OF FIRST REFUSAL. If during the Term CIMA determines to develop any other product containing Active Ingredient, CIMA shall notify WCH, in writing. WCH may elect, by written notice provided to CIMA within sixty (60) days after receipt of CIMA's notice, to negotiate an agreement with CIMA under which WCH would obtain exclusive rights to such product for the OTC Field. In the event WCH elects to negotiate such an agreement, the parties shall use their Commercially Reasonable Efforts to negotiate, in good faith, such an agreement within ninety (90) days (or such longer period of time as the parties may mutually agree upon in writing) after WCH has provided CIMA with such written notice. If the parties have not signed a definitive agreement prior to the end of such ninety (90) day period (or such longer period of time as the parties may mutually agree upon in writing), CIMA shall be free to enter into an agreement with any third party with respect to such product.

                                   ARTICLE III
                             DEVELOPMENT ACTIVITIES

         3.1 DEVELOPMENT AND REGISTRATION RESPONSIBILITIES FOR THE PRODUCT. Each party shall comply with all applicable GLP, GCP and GMP in the conduct of the development of the Product. CIMA shall (a) be responsible for conducting the ongoing development work for Product; (b) design and conduct all dosage form, formulation, process, and chemistry manufacturing and control ("CMC") and related technical studies on Product, including preparation of dosage form CMC regulatory documents; and (c) conduct scale-up activities for the manufacture and registration of Product in the United States. WCH shall be responsible for and shall file, own and maintain all submissions for Regulatory Approval and Regulatory Approvals of Product for the OTC Field in the United States. CIMA shall be responsible for providing the CMC and related technical components of such submissions for registration within the United States, as jointly determined by the parties, and WCH shall be responsible for formatting such documentation for, and submitting such documentation to, the appropriate Agencies in the United States. The applications for Regulatory Approval shall be filed with CIMA as approved manufacturer. The parties shall cooperate with, and assist, each other in connection with their activities hereunder including addressing regulatory questions, and preparing updates and supplements to regulatory filings for Product for the OTC Field in the United States. WCH, however, shall be responsible for all communications with the FDA and post-Regulatory Approval regulatory requirements for Product for the OTC Field in the United States, including pharmacovigilance and Adverse Drug Experience reporting, unless otherwise agreed in advance in writing by the parties.

         3.2 FUNDING OF PRODUCT DEVELOPMENT. WCH shall pay to CIMA, within thirty (30) days of receipt of CIMA's invoice, development costs on successful completion of the development activities for the Product agreed to be performed by the parties and in amounts not to exceed the budgeted amounts agreed to by the parties therefor. It is understood that any development activities for which CIMA has been reimbursed by WCH and/or ESI prior to June 18, 2002 shall not be subsequently invoiced to WCH hereunder.

         3.3 APPROVAL SUPPORT FOR TERRITORIES OUTSIDE THE UNITED STATES. CIMA shall produce stability batches and validation batches of the Product, engage in various development activities and perform various tests as reasonably necessary to support WCH's registrations outside the United States, including without limitation being prepared for the pre-approval inspections by appropriate regulatory authorities and performing the other activities in support of such registrations. WCH shall compensate CIMA for such activities based on CIMA's usual and customary charge for such activities.

                                   ARTICLE IV
                              DILIGENCE OBLIGATIONS

         4.1 PERFORMANCE OBLIGATIONS. WCH shall, subject to supply by CIMA of launch quantities of Product, use Commercially Reasonable Efforts to launch Product in the United States in the OTC Field within three (3) months following the Product having FTO Status for the OTC Field in the United States. If CIMA believes that the Product should be launched outside of the United States, CIMA agrees to give written notice to WCH of the Market in the OTC Field where CIMA desires to have the Product launched and WCH will advise CIMA within ninety (90) days after receipt of such notice whether it desires to launch the Product in the Market. If WCH gives CIMA notice that it desires to launch a Product in the OTC Field in a Market, WCH shall, subject to supply by CIMA of launch quantities of Product, use Commercially Reasonable Efforts to launch Product in such Market in the OTC Field within five (5) months following the Product having FTO Status for the OTC Field in such Market. In the event WCH gives CIMA notice that it does not desire to launch the Product in a Market or fails to launch Product in the OTC Field in a Market as required by this Section 4.1, CIMA shall have, as its sole and exclusive remedy, the right upon written notice to WCH to convert the exclusive licenses granted hereunder with respect to CIMA Patents and Technical Information in such Market to non-exclusive unless within thirty (30) days after such written notice WCH launches Product in the OTC Field in such Market.

         4.2 RECORD KEEPING. Each party shall record, to the extent practical and customary in the industry, all Technical Information relating to the Product development in written form, which writing shall be signed, dated and witnessed, consistent with standard practices of each party. All such written records of the parties shall be maintained in a form sufficient to satisfy Regulatory Agencies.

         4.3 ADVERSE DRUG EXPERIENCES. To the extent either party receives any information regarding Adverse Drug Experiences related to the use of the Product, such party shall promptly provide the other party with such information in accordance with the Adverse Event Reporting Procedures set forth in Exhibit B hereto (as may be amended from time to time upon written agreement of the parties).

                                    ARTICLE V
                            ROYALTY PAYMENTS TO CIMA

         5.1      ROYALTIES PAYABLE BY WCH.

                  (a) Following the Launch Date of Product in the OTC Field in any country in the Territory, WCH shall pay to CIMA, on a quarterly basis, a royalty of [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] on Net Sales of the Product in the OTC Field during the previous quarter.

                  (b) WCH shall either (i) pay to CIMA quarterly royalties on Net Sales of Product sold by any Third Party sublicensee, or (ii) provide in such sublicense that such sublicensee shall pay to WCH quarterly royalties on Net Sales of Product sold by such sublicensee, in either case at the royalty rate set forth in Section 5.1(a), and provided that in either case, WCH shall remain liable for the timely payment of all such quarterly royalties.

         5.2 ROYALTY REPORTS. During the Term of this Agreement following the Launch Date of Product in any country, WCH shall, within forty-five (45) days after each calendar quarter for sales of Product in the OTC Field in the United States and within sixty (60) days after each calendar quarter for sales of Product in the OTC Field outside the United States, furnish to CIMA a written quarterly report showing (i) the gross sales of Product in the OTC Field sold by WCH and its Affiliates and sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties and other payments which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalty payments; (iv) the Launch Date(s) of Product in the OTC Field in any country(ies) during the reporting period; and (v) the exchange rates used in determining the amount of payment hereunder. Payments accrued in such quarter shall be paid to CIMA no later than the respective time periods for the United States (45 days) and other countries (60 days) for submission of royalty reports after each calendar quarter for sales of Product in a country. In addition, WCH shall provide CIMA with a non-binding estimate of its annual Net Sales of Product by quarter ninety (90) days prior to the Launch Date of Product in the OTC Field. Thereafter, prior to September 30th in any year following the Launch of Product, WCH shall provide CIMA with non-binding estimates of its annual Net Sales of Product by quarter for the following year.

         5.3 INSPECTION OF RECORDS. The parties shall maintain at their offices, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the amount of payments payable under this Agreement by the respective party to be determined. WCH and CIMA shall permit an independent certified accountant (subject to obligations of confidentiality) appointed by the other party and reasonably acceptable to WCH or CIMA (as applicable), at the other party's expense, to examine such books and records at all reasonable times for the sole purpose of (i) verifying WCH's or CIMA's (as applicable) reports and accounting submitted to the other party hereunder and (ii) determining the correctness of payments. In the event of any underpayment of any payment by at least five percent (5%), the costs of such inspection shall be borne by the party who made such underpayment and such underpayment shall be forthwith paid by such party to the other party with a penalty at the rate specified in Section 5.5 from the date such payment was originally due until payment.

         5.4 PAYMENTS. Each party shall make all payments due to the other party hereunder in $ by wire transfer in immediately available funds to an account designated by the payee party.

         5.5 LATE PAYMENTS. The parties shall pay a penalty on unpaid amounts overdue by more than thirty (30) calendar days at a rate equal to one and one-half percent (1.5%) per month for each month a payment is past due. Such penalty shall not exceed eighteen percent (18%) per year.

         5.6 EXCHANGE RATES. All royalty payments to be made pursuant to this Agreement shall be made in $. Amounts based on Net Sales in currencies other than $ shall be converted to $ at the WCH financial statement exchange rate applied by WCH on a consistent basis in WCH's own financial accounting on the date such payment is due, in accordance with U.S. generally accepted accounting principles, consistently applied.

         5.7 WITHHOLDINGS. Any and all income or similar taxes imposed or levied on account of the receipt of payments under this Agreement which are required to be withheld shall be paid by WCH on behalf of CIMA and shall be paid to the proper taxing authority. Proof of payment shall be secured, if available, and sent to CIMA by WCH as evidence of such payment in such form as required by the tax authorities having jurisdiction over WCH. Such taxes shall be deducted from the payments that would otherwise be remittable by WCH. WCH shall take reasonable measures including providing evidence of payment to assist CIMA in obtaining credit for such taxes against CIMA's United States tax liabilities.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         6.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each of CIMA and WCH hereby represents and warrants to the other party hereto as follows:

                  (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

                  (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

                  (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

                  (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or
                           (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

         6.2 REPRESENTATIONS AND WARRANTIES OF CIMA. In addition to the representations and warranties made by CIMA under Section 6.1 above, CIMA hereby further represents and warrants to WCH that:

                  (a) as of the Effective Date, the CIMA Patents are existing and, to the best of its knowledge, are not invalid or unenforceable, in whole or in part;

                  (b) it has the full right, power and authority to grant all of the right, title and interest in the licenses granted under Article II hereof;

                  (c) it has not, prior to the Effective Date, previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Product, or the CIMA Patents, or Technical Information, with respect to which WCH has been granted a license or other rights hereunder in the OTC Field in the Territory, provided that CIMA has granted, and may in the future grant, licenses to Third Parties under such CIMA Patents and Technical Information which licenses do not conflict with the rights granted to WCH under this Agreement;

                  (d) it is the sole and exclusive owner of the CIMA Patents and Technical Information existing as of the Effective Date, all of which are free and clear of any liens, charges and encumbrances, except as provided in Section 6.2(c), and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the CIMA Patents or Technical Information in the Territory, provided that CIMA has only a non-exclusive license under U.S. Patent No. 5,225,197 and its corresponding foreign counterparts;

                  (e) to the best of its knowledge the CIMA Patents and Technical Information do not, as of the Effective Date, interfere or infringe on any valid intellectual property rights owned or possessed by any Third Party in the Territory, provided that whereas WCH is aware of the possibility of interference between one or more of the CIMA Patents and United States Patent 5,464,632 (the "632 Patent"), and WCH is aware of patents corresponding to said 632 Patent in other jurisdictions, no such representation is made with respect to said 632 Patent or with respect to any corresponding patent;

                  (f) as of the Effective Date, there are no claims, judgments or settlements against or owed by CIMA or, to the best of its knowledge, pending or threatened claims or litigation relating to the CIMA Patents or Technical Information;

                  (g) during the Term of this Agreement it will use Commercially Reasonable Efforts not to diminish the rights under the CIMA Patents and Technical Information licensed to WCH hereunder by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of Product, that it will provide WCH promptly with notice of any such alleged breach, and that as of the Effective Date, it is in compliance in all material respects with any agreements with Third Parties relating to the CIMA Patents and Technical Information.

         6.3 REPRESENTATION BY LEGAL COUNSEL. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party which drafted such terms and provisions.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY WCH. Except as provided in Section 9.3, WCH shall indemnify, defend and hold harmless CIMA and its Affiliates, and each of its and their respective employees, officers, directors and agents (each a "CIMA Indemnified Party") from and against any and all liability, loss, damage, cost and expense (including reasonable attorney's fees) (collectively, a "Liability") which the CIMA Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by WCH of any representation, warranty or covenant contained in this Agreement, or (ii) the manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Product by WCH, its Affiliates or sublicensees. Notwithstanding the foregoing, WCH shall have no obligation under this Agreement to indemnify, defend or hold harmless any CIMA Indemnified Party with respect to claims, demands, costs or judgments which result from either (x) the failure of Product supplied by CIMA or its Affiliates to comply with the Specifications or the applicable Regulatory Approvals or (y) the willful misconduct or negligent acts or omissions of CIMA, its Affiliates, or any of their respective employees, officers, directors or agents.

         7.2 INDEMNIFICATION BY CIMA. Except as provided in Section 9.3, CIMA shall indemnify, defend and hold harmless WCH and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, an "WCH Indemnified Party") from and against any Liability which the WCH Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with the breach by CIMA of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, CIMA shall have no obligation under this Agreement to indemnify, defend, or hold harmless any WCH Indemnified Party with respect to claims, demands, costs or judgments which result from the willful misconduct or negligent acts or omissions of WCH, its Affiliates, or any of their respective employees, officers, directors or agents.

         7.3 CONDITIONS TO INDEMNIFICATION. The obligations of the indemnifying party under Sections 7.1 and 7.2 are conditioned upon delivery of written notice to the indemnifying party of any potential Liability promptly after the indemnified party becomes aware of such potential Liability, provided, however, that the failure to give such notice promptly shall not impair a party's rights to indemnification under this Article VII unless the delay in providing such notice has a material adverse effect on the ability of the indemnifying party to defend against such Liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any rights such party may have against any Third Party at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

         7.4 SETTLEMENTS. Neither party may settle a claim or action related to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement. Any payment made by a party to settle any such claim or action shall be at its own cost and expense except in the event that such payment was made with the prior written consent of the indemnifying party, in which case such payment will be subject to the indemnification obligations of the parties as set forth in this Article VII.

         7.5 INSURANCE. CIMA shall carry in full force and effect product liability insurance in respect of Product in the amount of One Million Dollars ($1,000,000) per occurrence and in the aggregate and policies of Ten Million Dollars ($10,000,000) of excess coverage in the aggregate. WCH shall obtain and carry in full force and effect product liability insurance, or be self insured, in respect of Product in the amount of One Million Dollars ($1,000,000) per occurrence and in the aggregate and policies of Ten Million Dollars ($10,000,000) of excess coverage in the aggregate.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

         8.1 NONDISCLOSURE. During the Term of this Agreement and for a period of five (5) years thereafter, all proprietary and confidential business, technical, scientific and/or regulatory information, including Technical Information, disclosed to the receiving party or its Affiliates (herein collectively, the "Receiving Party") by the other party or its Affiliates (herein collectively, the "Disclosing Party") hereunder or under the existing Confidentiality Agreement between the parties which is marked as confidential at the time of disclosure, or if disclosed or obtained orally or visually (or otherwise in a non-written form), was described or summarized in a writing or other tangible form and identified as confidential and forwarded to the Receiving Party within thirty (30) days of such disclosure (collectively, "Confidential Information") shall be deemed to be confidential and shall be treated as such by the Receiving Party and shall not be disclosed, in whole or in part, by the Receiving Party to any other Person except as expressly set forth herein, and shall be used only for the purposes of this Agreement. Notwithstanding the foregoing, these mutual obligations of confidentiality shall not apply to any information to the extent that such information is:

                  (i) independently developed by such party as documented by prior written records outside the scope and not in violation of this Agreement;

                  (ii) legally in the public domain at the time of its receipt or thereafter legally becomes part of the public domain through no fault of the recipient;

                  (iii) received without an obligation of confidentiality from a Third Party having the right to disclose such information;

                  (iv) released from the restrictions of this Article VIII by the express written consent of the Disclosing Party; or

                  (v) as may be required for securing Regulatory Approval, or as may be required to be disclosed to an Agency or as otherwise required by a court order or any law or regulation (including as may be required in connection with any filings made with the Securities and Exchange Commission or by the disclosure policies of a major stock exchange in the Territory); provided, however, that at the other party's request, the disclosing party shall request that the relevant legal or regulatory authority, or major stock exchange, treat as confidential any Confidential Information of either party included in any such disclosure and generally use diligent efforts to seek confidential treatment where available.

         8.2 SCOPE OF CONFIDENTIALITY. CIMA and WCH agree to limit the disclosure of any Technical Information and other Confidential Information received hereunder to such Affiliates, officers and employees as are necessary to carry out the provisions of this Agreement and who are likewise bound by provisions equivalent to this Article VIII, except that, with CIMA's written consent, which shall not be unreasonably withheld or delayed, WCH may disclose Confidential Information of CIMA to consultants, to distributors, and to actual or potential sublicensees and subdistributors, provided that they are likewise bound by confidentiality provisions similar to, or more stringent than, those set forth in this Article VIII. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by Persons to whom access to such Confidential Information is granted. Unauthorized use or disclosure by any person who has been given access to Confidential Information by a Receiving Party hereunder shall be deemed to be unauthorized use or disclosure by such Receiving Party, and the Receiving Party shall be responsible to the Disclosing Party hereunder.

                                   ARTICLE IX
               TECHNOLOGY AND DATA OWNERSHIP RIGHTS; INFRINGEMENT

         9.1      OWNERSHIP OF DATA AND TECHNICAL INFORMATION.

                  (a) CIMA shall solely own all formulation, system design, CMC and manufacturing process data and documents that arise out of the development program ("CIMA Data"), and WCH shall execute such documents and take such actions as are necessary to implement the foregoing. WCH shall solely own all clinical data and documents arising from the development program for Product funded by WCH ("WCH Data"), and CIMA shall execute such documents and take such actions as are necessary to implement the foregoing. WCH agrees to disclose to CIMA, on an ongoing basis, in writing, all WCH Data, provided that CIMA shall not be permitted to use such WCH Data except for internal research purposes, and further provided that CIMA shall not disclose such WCH Data to any Third Party.

                  (b) Inventorship of any inventions acquired or developed in connection with the development program shall be determined by reference to United States patent laws pertaining to inventorship. Accordingly, if an invention is made in connection with the development program by one (1) or more employees or consultants of each party, it shall be deemed to be a "Joint Invention." If one or more claims included in an issued Patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, the following rules shall govern ownership of such Patent or patent application: (i) Joint Inventions which relate specifically to loratadine and/or administration of loratadine shall be the sole property of WCH; (ii) Joint Inventions which relate to rapidly-dissolving dosage forms shall be the sole property of CIMA but shall be included in the CIMA Patents and shall be subject to the license granted hereunder; and (iii) any other Joint Inventions shall be jointly owned by CIMA and WCH as joint patent rights hereunder ("Joint Patent Rights"). If an invention is made in connection with the development program solely by an employee or consultant of a party, it shall be solely owned by such party, and any Patent filed claiming such solely owned invention shall also be solely owned by such party. Each party shall require its employees and consultants to disclose to it any inventions relating to the Product in writing promptly after conception, and each party shall, subsequent to any such disclosures to it by its employees or consultants, promptly disclose such inventions to the other party. Each party shall ensure that its employees and consultants shall assign his/her interest in such invention(s) to his/her respective party employer, as the case may be, and such rights shall therefore vest in the respective party employer to whom the inventor assigns his/her rights. CIMA shall use Commercially Reasonable Efforts to obtain and maintain CIMA Patents for the CIMA DuraSolv(TM) technologies in the United States, Germany and the United Kingdom. The parties shall mutually agree upon how and where to file and prosecute any Joint Patent Rights, the maintenance of any ensuing Joint Patent Rights, and how to license, enforce, defend and protect any such Joint Patent Rights and how to share the costs relating thereto.

         9.2      INFRINGEMENT.

                  (a) Each party shall promptly report in writing to the other party during the Term of this Agreement any known infringement or suspected infringement of any of the CIMA Patents in the Territory by manufacture, use or sale of a Product on a commercial scale in derogation of the rights granted to WCH hereunder (hereinafter, a "Related Infringement") of which it becomes aware, and shall provide the other party with all available evidence supporting said infringement or suspected infringement.

                  (b) Except as provided in paragraph (d) below, CIMA shall have the right to initiate an infringement or other appropriate suit anywhere in the Territory against any Third Party who at any time has infringed, or is suspected of infringing, any of the CIMA Patents. CIMA shall give WCH sufficient advance notice of its intent to file any suit on account of a Related Infringement and the reasons therefor, and shall provide WCH with an opportunity to make suggestions and comments regarding such suit. CIMA shall keep WCH promptly informed, and shall from time to time consult with WCH regarding the status of any such suit on account of a Related Infringement and shall provide WCH with copies of all documents filed in, and all written communications relating to, such suit.

                  (c) CIMA shall have the sole and exclusive right to select counsel for any suit referred to in subsection (b) above and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. WCH, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation on account of a Related Infringement, to contribute to the costs incurred by CIMA in connection with such litigation and, if it so elects, any damages, royalties, settlement fees or other consideration received by CIMA as a result of such litigation shall be shared by CIMA and WCH pro rata based on their respective sharing of the costs of such litigation provided that such pro rata share shall not exceed fifty percent (50%) unless CIMA has consented to a higher share in writing. In the event that WCH elects not to contribute to the costs of such litigation, CIMA shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, WCH shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. WCH shall offer reasonable assistance to CIMA therewith at no charge to CIMA except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. WCH shall have the right to participate and be represented in any such suit by its own counsel at its own expense. CIMA shall not settle any such suit on terms which grant any license to any other party in derogation of the rights granted to WCH hereunder without obtaining the prior written consent of WCH, which consent shall not be unreasonably withheld.

                  (d) In the event that CIMA elects not to initiate an infringement or other appropriate suit pursuant to subsection (b) above on account of a Related Infringement after reasonable efforts to abate such Related Infringement without litigation have failed, but in no event later than ninety
(90) days after WCH's notice to CIMA under Section 9.2(a), CIMA shall promptly advise WCH of its intent not to initiate such a suit, WCH shall have the right, at the expense of WCH, of initiating an infringement or other appropriate suit against the party or parties committing such Related Infringement. In exercising its rights pursuant to this subsection

(d), WCH shall have the sole and exclusive right to select counsel and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. CIMA, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by WCH in connection with such litigation, and, if it so elects, any damages, royalties, settlement fees or other consideration received by WCH as a result of such litigation shall be shared by WCH and CIMA pro rata based on their respective sharing of the costs of such litigation provided that such pro rata share shall not exceed fifty percent (50%) unless WCH has consented to a higher share in writing.

                  In the event that CIMA elects not to contribute to the costs of such litigation, WCH shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, CIMA shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being named a party to the suit. At WCH's request, CIMA shall offer reasonable assistance to WCH in connection therewith at no charge to WCH except for reimbursement of reasonable out-of-pocket expenses incurred and a reasonable allocation of salary and wages based on time spent by CIMA employees in rendering such assistance. CIMA shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

         9.3      CLAIMED INFRINGEMENT.

                  (a) In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either party or any of their respective Affiliates, claiming infringement of its patent rights, based upon an assertion or claim arising out of the filing of an NDA in the OTC Field by WCH for Product, or the use, manufacture, distribution or sale of Product in the OTC Field, such party shall promptly notify the other party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.

                  (b) If a Third Party at any time brings an action, suit or proceeding against WCH and/or CIMA and/or their Affiliates, claiming infringement of its patent rights (i) based upon the filing of an NDA in the OTC Field by WCH for Product in the Territory or (ii) based on U.S. Patent No. [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] (provided that CIMA has complied with its obligations under Section 2.8(a) of the Supply Agreement), WCH shall be responsible for the defense costs and expenses, including attorney's fees thereof. WCH shall have the right to use counsel of its own choice and shall control the defense of any such action, suit or proceeding. If CIMA desires to have additional counsel of its own choice participate in the defense, CIMA shall be solely responsible for the costs and expenses of its counsel. WCH shall have the authority to settle any such action, suit or proceeding with the prior written consent of CIMA, such consent not to be unreasonably withheld or delayed. If WCH receives any payment(s) as part of the settlement of any such threatened or actual action, suit or proceeding, then after deduction of WCH's costs and expenses, including attorney's fees, the balance (if any) of such payment(s) shall be split eighty percent (80%) to WCH and twenty percent (20%) to CIMA.

                  (c) Except as expressly provided in Section 9.3(b), if a Third Party at any time brings an action, suit or proceeding against WCH and/or its Affiliates, claiming infringement of its patent rights (i) based upon an assertion or claim arising out of the manufacture of Product or (ii) based on an assertion that the Product infringes U.S. Patent No. [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] (provided that CIMA failed to comply with its obligations pursuant to Section 2.8(a) of the Supply Agreement), CIMA shall be responsible for and indemnify and hold harmless WCH for any and all costs and expenses associated with such legal actions including, without limitation, damages, settlement payments, attorneys' fees and court costs. WCH shall offer reasonable assistant to CIMA in connection therewith at no charge to the other party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance.

                  (d) Except as expressly provided in Sections 9.3(b) or 9.3(c), if a Third Party at any time brings an action, suit or proceeding against WCH and/or its Affiliates, claiming infringement of its patent rights, based upon an assertion or claim arising out of the use, importation, distribution, offer for sale or sale of Product for the OTC Field in the Territory, the parties shall share equally responsibility for any and all costs and expenses associated with such legal actions including, without limitation, damages, settlement payments, attorneys' fees and court costs. Each party shall offer reasonable assistance to the other party in connection therewith at no charge to the other party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance.

                  (e) This Section 9.3 states the entire responsibility of the parties to each other in the case of any claimed infringement or violation of any Third Party's patent rights.

                                    ARTICLE X
                              TERM AND TERMINATION

         10.1 TERM. This Agreement shall be effective as of the Effective Date, and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall continue in full force and effect, on a country-by-country basis, until the later to occur of (a) ten (10) years from the Launch Date of Product in such country, or (b) expiration of the last to expire of the CIMA Patents in each such country (the "Term").

         10.2 TERMINATION FOR DEFAULT. Each party may terminate this Agreement if the other party commits a material breach of any material obligation under this Agreement and fails to remedy such breach within sixty
(60) days after receipt of notice in writing from such party, or other longer period of time if mutually agreed; provided that if the defaulting party initiates steps within the sixty (60) day notice period to remedy or cure the breach, unless the parties mutually agree otherwise, such termination shall become effective only if the breach is not remedied within one hundred and twenty (120) days after the initial notice from the non-defaulting party. For purposes of clarification, unless otherwise mutually agreed by the parties in writing, in no event shall a defaulting party have longer than one hundred twenty (120) days to remedy a material breach under this Section.

         10.3 TERMINATION BY WCH. WCH shall have the right, in its sole discretion, to terminate this Agreement at any time upon six (6) months' prior written notice to CIMA.

                                   ARTICLE XI
                      EFFECT OF EXPIRATION AND TERMINATION

         11.1 EXPIRATION. Upon expiration (but not termination) of this Agreement, WCH shall have the fully paid-up, royalty free, perpetual, irrevocable, non-exclusive right, itself and/or through its Affiliates, to make, have made, promote, market, distribute, sell, have sold, import and export Product for the OTC Field pursuant to the Regulatory Documents and Technical Information (including manufacturing know-how).

         11.2 DEVELOPMENT COMMITMENTS. In the event that CIMA terminates this Agreement pursuant to Section 10.2 or WCH terminates this Agreement pursuant to Section 10.3, all development commitments (internal and external) of CIMA incurred or committed up through the effective date of such termination shall become due and payable to CIMA by WCH on the effective date of such termination.

         11.3     TRANSFER OF DOCUMENTS.

                  (a) In the event that CIMA terminates this Agreement pursuant to Section 10.2 or WCH terminates this Agreement pursuant to Section 10.3, (i) WCH promptly but no later than within forty-five (45) days of such termination, shall assign and transfer to CIMA all WCH Data as relates to Product and (ii) WCH shall, within sixty (60) days of a request by CIMA, execute all documents necessary to assign to CIMA and/or its Affiliates all Regulatory Documents in the countries in the Territory where the Agreement has been terminated which relate to Product for the OTC Field. In the event that no such assignment may legally be made in any country in the Territory, WCH shall continue to maintain such Regulatory Documents and provide to CIMA and/or CIMA's Affiliates and/or their designees continuing access and/or the right to cross-reference all such Regulatory Documents. Upon CIMA's request, WCH shall within the same period deliver to CIMA or its designees full copies (both paper and electronic, where available) of any Regulatory Documents in WCH's or its Affiliates' possession or control. In such event, CIMA shall pay to WCH [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of CIMA's gross profit (including payments to CIMA by the Third Parties) on Product for the OTC Field in the Territory, payable quarterly with supporting documentation, sold by CIMA or a Third Party marketing partner up to the total of WCH's out-of-pocket costs for Product development, consisting of raw materials, biostudy costs, and amounts paid under Section 3.2 or by ESI pursuant to the Original Development and License Agreement for product development costs.

                  (b) In the event that WCH terminates this Agreement pursuant to Section 10.2, CIMA shall grant to WCH the exclusive right to, and shall use Commercially Reasonable Efforts to transfer to WCH, the CIMA Data and manufacturing know-how used by CIMA that is reasonably necessary to enable WCH to develop and register Product in the OTC Field in the Territory, and to enable WCH either itself or through a contract manufacturer to manufacture

Product. WCH shall pay CIMA, on a country-by-country basis, a royalty on Product for the OTC Field sold by WCH thereafter equal to [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of WCH's Net Sales during the Term.

                  (c) After the Term WCH shall have a fully paid-up, irrevocable, non-exclusive right in the Territory to use the data and documents and other Technical Information arising out of the development program for Product in the OTC Field that are owned by CIMA (including any and all Technical Information relating primarily to the manufacture of the Product, including all manufacturing know-how) and CIMA shall use Commercially Reasonable Efforts to transfer to WCH the manufacturing know-how that is reasonably necessary to enable WCH to make and have made Product for the OTC Field.

         11.4 NO DAMAGES UPON EXPIRATION OR TERMINATION. Except as otherwise set forth in this Agreement, neither party shall be entitled to any compensation whatsoever as a result of expiration or termination of this Agreement, but without limiting either party's damages for any breach of this Agreement.

         11.5 CONTINUING OBLIGATIONS. Termination or expiration of this Agreement for any reason shall be without prejudice to any obligations which shall have accrued to the benefit of either party prior to such termination or expiration. Upon termination or expiration of this Agreement, any payments owed to the other party on or before the effective date of termination shall be due within thirty (30) days of the effective date of such termination or expiration. The following provisions of this Agreement shall survive expiration or termination hereof: Article VII, VIII, Section 9.1, Section 9.3, Articles XI and XIV.

                                   ARTICLE XII
                                   TRADEMARKS

         12.1 USE OF CIMA'S TRADEMARK BY WCH. WCH shall market the Product in the OTC Field under its own tradename. However, WCH may refer to CIMA's DuraSolv(TM) trademarks (the "Marks") as applicable on the package, internal leaflet and promotional material of the Product by printing "Produced with CIMA DuraSolv(TM) technology" or word DuraSolv(TM). For this purpose CIMA grants to WCH and its Affiliates a non-exclusive license to use CIMA's DuraSolv(TM) trademarks during the Term. Prior to printing, WCH (or an Affiliate) shall send CIMA a sample of the packaging, internal leaflet and related promotional material for CIMA's prior approval of WCH's use of the Marks.

         12.2     TRADEMARK OWNERSHIP AND USE.

                  (a) WCH recognizes CIMA's exclusive ownership of and title in and to the Marks, and shall not at any time do or permit to be done any act or thing which would in any way impair the rights of CIMA in and to the Marks or in any trademark registration application therefor, and shall not at any time claim any right of interest in or to the Marks or the aforesaid trademark application therefor.

                  (b) WCH agrees that during the term of the Agreement and after its termination, however occurring, that WCH shall not:

                         (i) use the Marks or any other mark confusingly similar thereto in connection with any goods not covered by this Agreement which would be likely to cause confusion between the parties; or

                         (ii) apply for or seek registration anywhere in the world, at any time, for the Marks or any other mark confusingly similar thereto; or

                         (iii) commit or do any act which might prejudice or adversely affect the validity of the Marks or CIMA's ownership thereof or dilute or diminish the value of the Marks to CIMA.

                  (c) WCH shall use the Marks only in a proper trademark sense and shall identify the Marks as a registered trademark of CIMA by including use of the registered trademark symbol(R)or the symbol(TM)in association with the Marks as specified by CIMA.

                  (d) WCH agrees that all goodwill resulting from its use of the Marks shall inure to the exclusive benefit of CIMA.

                  (e) WCH shall assist CIMA in obtaining or maintaining registrations for the Marks by supplying specimens, other proofs of use and other information or documents reasonably necessary to obtain or maintain registration of the Marks in all jurisdictions within the Territory.

         12.3 QUALITY CONTROL. WCH agrees that, to the extent the Product is manufactured by a party other than CIMA pursuant to this Agreement, the Product shall be manufactured in accordance with the Specifications. CIMA shall have the right to inspect the Products sold in connection with the Marks so that CIMA can determine that the Products meet the Specifications. If the quality of any Products is determined not to meet the Specifications, then WCH shall not use any of the Marks in connection with such Products and WCH shall, at its option, either (i) destroy such Products or (ii) repackage such Products to eliminate use of the Marks.

                                  ARTICLE XIII
                         PRESS RELEASES AND PUBLICATIONS

         13.1 PRESS RELEASES. All press releases and public announcements related to this Agreement shall be approved in advance in writing by the other party.

         13.2 PUBLICATIONS. The parties shall mutually agree upon publications and the publication strategy with respect to work undertaken by the parties relating to Product, and neither party shall publish any result or study generated or developed under this Agreement except upon review by the other party at least sixty (60) days prior to submission of an abstract or manuscript for publication.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 FORCE MAJEURE. Neither party shall be liable for delay or failure to perform its obligations hereunder for so long as that failure or delay is the result of an event beyond its control which it could not have avoided by the exercise of reasonable diligence, (a "Force Majeure Event"), provided that such party uses Commercially Reasonable Efforts to comply with the terms of this Agreement as soon as practicable. A party asserting a Force Majeure Event shall notify the other party promptly, giving an indication of the likely extent and duration thereof.

         14.2 ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither party shall at any time, without obtaining the prior written consent of the other party, assign or transfer this Agreement to any Person. Notwithstanding the foregoing, each party shall be permitted to assign this Agreement to its Affiliates or to perform this Agreement, in whole or in part, through its Affiliates, provided that such party shall be primarily liable and responsible for performance by such Affiliate hereunder; and each party may also assign this Agreement to any successor by merger or upon a sale of all or substantially all of the assets or business to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns.

         14.3 NOTICES. Any notices required or permitted to be given hereunder shall be in writing in the English language and shall be delivered by air courier service (requiring signature upon receipt) or sent by first class air mail, postage prepaid, or telefax (confirmed by phone conversation with the recipient) to the addresses set forth below. The parties may change the address at which notice is to be given by giving notice to the other party as herein provided. All notices shall be deemed effective upon receipt by the party to whom it is addressed.

         If to CIMA:

                  CIMA LABS, Inc.
                  10000 Valley View Road
                  Eden Prairie, Minnesota 55344
                  Attention:    President and CEO
                  Telephone:    612-947-8762
                  Telefax:      612-947-8770

         If to WCH:

                  Wyeth Consumer Healthcare
                  Five Giralda Farms
                  Madison, New Jersey 07940
                  Attention:    President
                  Telephone:    973-660-5773
                  Telefax:      973-660-7199

         With a copy to:

                  Wyeth
                  5 Giralda Farms
                  Madison, New Jersey 07940
                  Attention:    General Counsel
                  Telephone:    973-660-6040
                  Telefax:      973-660-7050

         14.4 GOVERNING LAW. This Agreement and its execution, validity and interpretation shall be governed in all respects in accordance with the laws of the State of New York, excluding conflicts of law rules.

         14.5 SEVERABILITY. In the event that any provision of this Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, and the parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

         14.6 COMPLETE AGREEMENT; MODIFICATIONS. This Agreement, together with the Supply Agreement and all Exhibits attached hereto and thereto, constitutes the entire agreement between the parties with respect to the present subject matter, all prior negotiations, agreements and understandings being expressly canceled hereby. This Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.

         14.7 NO AGENCY. Neither party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.

         14.8 NO WAIVER. No term or condition of this Agreement shall be considered waived unless reduced to writing and duly executed by an officer of the waiving party. Any waiver by any party of a breach of any term or condition of this Agreement will not be considered as a waiver of any subsequent breach of this Agreement, of that term or condition or any other term or condition hereof.

         14.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement.

         14.10 COMPLIANCE ISSUES. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving the necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. The parties agree that regardless of any disclosure made by the party receiving an export of any ultimate destination of any technical data, materials or products, the receiving party will not re-export, either directly or indirectly, any technical data, material or products without first obtaining the applicable validated or general license from the

United States Department of Commerce, FDA and/or any other agency or department of the United States Government as required.

         14.11 AMENDMENT OF THE ORIGINAL DEVELOPMENT AND LICENSE AGREEMENT. The parties agree that, with effect from the Effective Date, the Original Development and License Agreement is hereby amended to exclude the OTC Field from its scope and that this Agreement and the Supply Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof for the OTC Field.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                         CIMA LABS INC.

                         By:     /s/ John Hontz
                             -----------------------------------------
                             Name:  John Hontz
                             Title: Chief Operating Officer

                         WYETH,
                         acting through its Wyeth Consumer Healthcare Division

                         By:     /s/ Gregory F. Bobyock
                             ------------------------------------------
                             Name:  Gregory F. Bobyock
                             Title: Vice President, Global Business Development

                                    EXHIBIT A

                                  CIMA PATENTS

1.       United States Patent No. 5,178,878

2.       United States Patent No. 5,225,197

3.       United States Patent No. 6,024,981

4. All foreign counterparts to the above listed patents and patent applications

                                    EXHIBIT B

                     ADVERSE EXPERIENCE REPORTING PROCEDURES

         The parties hereby agree that the following terms will govern disclosures of each party to the other with respect to adverse event reporting relating to Product as clinically tested or marketed by or on behalf of either party.

1.       DEFINITIONS.

         1.1 ADVERSE EXPERIENCE OR EVENT (AE): An AE is defined by WCH as any untoward, undesired, or unplanned event in the form of signs, symptoms, disease, or laboratory or physiological observations occurring in a human being in a temporal relationship to use of an WCH product regardless of causal relationship. This includes:

                  - any clinically significant worsening of a pre-existing condition;

                  - an AE occurring from overdose (i.e., a dose higher than that prescribed by a health care professional for clinical reasons) of an WCH product, whether accidental or intentional;

                  - an AE occurring from abuse (i.e., use for non-clinical reasons) of an WCH product;

                  - an AE that has been associated with the discontinuation of the use of an WCH product;

                  - any failure of expected pharmacological action (for spontaneous reports).

                  If there is any doubt whether the information constitutes an AE, the information will be treated as an AE.

         1.2 SERIOUS AE: A serious AE is defined by WCH as an AE occurring at any dose that: results in death; is life-threatening (see below); requires inpatient hospitalization or prolongation of an existing hospitalization; results in a persistent or significant disability or incapacity (see below); results in cancer; results in a congenital anomaly or birth defect. Additionally, IMPORTANT MEDICAL EVENTS that may not result in death, be life-threatening, or require hospitalization may be considered a serious AE when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home; blood dyscrasias or convulsions that do not result in hospitalization; or the development of drug dependency or abuse.

                  1.2.1 Life-threatening refers to immediate risk of death as the event occurred. A life-threatening experience does not include an experience that, had it occurred in a more severe form, might have caused death but as it actually occurred did not create an immediate risk of death. For example, hepatitis that resolved without evidence of hepatic failure would not be considered life-threatening even though hepatitis of a more severe nature can be fatal. Similarly, an allergic reaction resulting in angioedema of the face would not be life-threatening, even though angioedema of the larynx, allergic bronchospasm, or anaphylaxis can be fatal.

                  1.2.2 Disability is defined as a substantial disruption in a person's ability to conduct normal life functions.

                  1.2.3 For studies, all pregnancies and all overdoses will be reported to GSSE in the same time frame as serious AEs.

                  1.2.4 A serious AE obtained from tests in laboratory animals includes any experience suggesting a significant risk for human subjects, including any findings of mutagenicity, teratogenicity, or carcinogenicity.

                  1.2.5 If there is any doubt whether the information constitutes a serious AE, the information will be treated as a serious AE.

         1.3 NON-SERIOUS AE: is any AE which does not meet the criteria for a serious AE.

         1.4 UNEXPECTED AE: An unexpected AE is one that is not listed in the current product labeling. The current product labeling is either the package insert (for marketed WCH products) or the current investigator's brochure (for investigational WCH products).

                  An unexpected AE includes any event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the labeled event because of greater severity or specificity. For example, hepatic necrosis would be unexpected (by virtue of greater severity) if the product labeling referred only to elevated hepatic enzymes or hepatitis. Similarly, cerebral thromboembolism and cerebral vasculitis would be unexpected (by virtue of greater specificity) if the labeling only listed cerebral vascular accidents.

         1.5 PRODUCT (DRUG, VACCINE, BIOLOGICAL, DEVICE)-RELATED: For the purposes of regulatory reporting for investigational products, an AE will be considered "product-related" (i.e., drug-related, vaccine-related, etc.) for studies if either the investigator, the Medical Monitor, the CR&D Clinical Project Team Medical Monitor (or designee), or the Local Monitor (if applicable) assesses the AE(s) as possibly, probably, or definitely related.

                                     -B-2-

                  1. An AE will be considered "not product-related" for studies if the investigator AND the medical monitor(s) AND the local monitor (if applicable) assess the AE(s) as probably not related or definitely not related, or "relationship remote."

                  2. Whenever the investigator's or monitor's assessment is unknown or unclear, the AE(s) will be treated as product-related for the purposes of reporting to regulatory authorities.

         1.6 PROTOCOL-RELATED: AEs from studies that are not product-related may nevertheless be considered by the investigator OR the medical monitor(s) OR the local monitor (if applicable) to be protocol-related. For purposes of reporting to GSSE and regulatory authorities, these will be reported in the same manner as product-related events.

         1.7 ANDA HOLDER is defined as: An "Applicant" for regulatory approval of a Product in any regulatory jurisdiction, including a holder of a foreign equivalent thereto.

         1.8 Capitalized terms not defined in this Exhibit shall have the meaning assigned thereto in the Agreement.

2. With respect to the Product or Active Ingredient, the Parties agree as follows:

         a. All initial reports and any follow-up information (oral or written) for any and all Serious AEs as defined above, (other than with respect to animal studies) which become known to either party (other than from disclosure by or on behalf of the other party) must be communicated by telephone, telefax or electronically directly to the other party and/or the ANDA Holder, ("Holder") within forty-eight (48) hours of receipt of the information. Written confirmation of the Serious AE received by such party should be sent to the other party and/or the Holder as soon as it becomes available, but in any event within forty-eight (48) hours of initial report of the Serious AE by such party.

         b. Both parties shall exchange Medwatch and/or CIOMs forms and other health authority reports within forty-eight (48) hours of submission to any Regulatory Authority.

         c. All initial reports and follow-up information received for all Non-Serious AEs for marketed Product which become known to a party (other than from disclosure by or on behalf of the other party) must be communicated in writing, by telefax or electronically to the other party within ten (10) days, on Medwatch or CIOMs forms (where possible).

         d. Each party shall coordinate and cooperate with the other whenever practicable to prepare a single written report regarding all Serious and/or Non-Serious AEs,

                                     -B-3-
                  provided, however, that neither party shall be obligated to delay reporting of any AE in violation of applicable law or regulations regarding the reporting of AEs.

3.       The parties further agree that:

         a. A written report be forwarded to the other party within forty-eight (48) hours of a receipt by the party making the report, for AEs for animal studies which suggest a potential significant risk for humans;

         b. Each party will give the other party a report via a print-out or computer disk of all AEs reported to it and its Affiliates relating to the Product or Active Ingredient within the last year, within thirty (30) days of receipt of a request from the other party but not more often than four (4) times a year;

         c. If either party wishes access to AE Reports of the other party relating to the Product or Active Ingredient, upon request of that party, the other party shall make available its AE records relating to the Product or Active Ingredient (including computer disks) for viewing and copying by the other party. The parties may discuss the transfer of AE Reports by computer disk.

         d. Disclosure of information hereunder by a party to the other party shall continue as long as either party and/or its Affiliates or designees continue to clinically test or market Product or Active Ingredient.

4. Each party shall diligently undertake the following further obligations where both parties are or will be performing clinical trials with respect to the Product or Active Ingredient:

         a. Upon the Effective Date, each party shall identify individuals who shall be responsible for identifying all AE reporting requirements in all countries of the Territory as set forth in the Agreement, and any amendments thereto;

         b. To immediately consult with the other party, with respect to the investigation and handling of any serious AE disclosed to it by the other party or by a Third Party and to allow the other party to review the Serious AE and to participate in the follow-up investigation;

         c. To immediately advise the other party of any Product and/or Active Ingredient safety communication received from a health authority and consult with the other party with respect to any Product and/or Active Ingredient warning, labeling change or change to an investigators' brochure involving safety issues proposed by the other party, including, but not limited to the safety issues agreed to by the parties;

         d. To diligently handle in a timely manner the follow-up investigation and resolution of each AE reported to it;

                                     -B-4-

         e. To provide the other party mutually agreed upon audit rights of its AE reporting system and documentation, upon prior notice, during normal business hours, at the expense of the auditing party and under the confidentiality obligations set forth in the Agreement;

         f. To meet in a timely fashion from time to time as may be reasonably required to implement the adverse event reporting and consultation procedures described in this Exhibit B, including identification of those individuals in each party's Drug Safety group who will be responsible for reporting to and receiving AE information from the other party, and the development of a written standard operating procedure with respect to adverse event reporting responsibilities, including reporting responsibilities to investigators;

         g.       Where possible, to transmit all data electronically;

         h. To report to each other any addenda, revisions or changes to the Agreement (e.g., change in territories, local regulations, addition of new licensors/licensees to the Agreement, etc.) which might alter the adverse event reporting responsibilities hereunder;

         i. To utilize English as the language of communication and data exchange between the parties;

         j. To develop a system of exchange of documents and information in the event that the Agreement involves more than two parties;

         k.       To work together to develop an electronic system to transmit
                  AE data.

5. The parties may meet after the Effective Date of the Agreement to establish a separate agreement for adverse event exchange which will supersede this Exhibit B.

                                     -B-5-